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                                 EXHIBIT 99.2

                                 PRESS RELEASE

                               [CNH letterhead]

                           News Release

                           For Immediate Release

                           CNH Names Senior Management Team

                           Steven G. Lamb Named President
                           and Chief Operating Officer

                           Ted R. French Appointed President, Financial Services and Chief Financial Officer

                 For more Racine, Wisconsin (November 15, 1999) -- CNH (N:CNH), information contact: the company created from the merger of Case
                           Corporation and New Holland, today announced that Bill Masterson Steven G. Lamb has been named president and chief
           1.262.636.5793 operating officer. In addition, Ted R. French was appointed president, financial services, and chief
         Jeffrey T. Walsh  financial officer. In the May 1999 announcement in
          44.181.479.8809 which the two companies agreed to merge, Jean-Pierre Rosso was named chairman and chief executive officer of the company and Umberto Quadrino was named co-chairman for a transition period to support the integration of the two companies.

                           The company also announced several other members of its management team. They include: Fausto Lanfranco, president, Worldwide Construction Equipment Business, Andrew E. Graves, president, CNH Capital Corporation; William T. Kennedy, president, New Holland Agricultural Business; Leopold Plattner, president, Case IH Agricultural Business; and Harold D. Boyanovsky, president, Worldwide Agricultural Equipment Products.

                           In addition, Rafael Ansorena has been named senior vice president for New Holland's construction equipment business and Jim McCullough has been appointed senior vice president
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                           for Case's construction equipment business. Both
                           Ansorena and McCullough will report to Lanfranco.

                           "The CNH management team reflects the best talent from both organizations," said Rosso. "They have tremendous global perspective, business acumen and management skills and are well-equipped to successfully lead the company. We are fortunate to have such top caliber people."

                           Rosso previously served as chairman and chief executive officer of Case Corporation, and Quadrino was chairman, president and chief executive officer of New Holland. Lamb was president and chief operating officer of Case, and French was president, Financial Services, and chief financial officer of Case.

                           Boyanovsky previously served as senior vice president and general manager, North American Region, for Case. Graves was president, Case Capital. Kennedy previously served as executive vice president and chief marketing officer, New Holland. Lanfranco served as senior vice president, Construction Equipment, New Holland. Plattner served as president, Case Europe.

                           With strong global brands, CNH is a leader in the agricultural equipment, construction equipment and financial services industries and had combined 1998 revenues of approximately $12 billion. CNH is the number one manufacturer of agricultural tractors and combines in the world, the third largest maker of construction equipment and has one of the largest equipment finance companies in the world. Based in the United States, CNH has operations in 16 countries and sells its products in 160 markets through a network of more than 10,000 dealers and distributors. CNH products are sold under the following brands:
                           Case, Case IH, Fermec, Fiatallis, Fiat-Hitachi, Link-Belt, New Holland, O&K and Steyr.

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